EXHIBIT 99.2

Written Statement of the Chief Financial Officer

Pursuant to 18 U.S.C. Section 1350

Solely for the purposes of complying with 18 U.S.C. Section 1350, I, the undersigned Senior Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary of Fiserv, Inc. (the “Company”), hereby certify that the 401(k) Savings Plan of Fiserv, Inc. and Its Participating Subsidiaries (the “Plan”) for the year ended December 31, 2002 (the “Report”) fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934 and that information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Plan.

By	/s/ KENNETH R. JENSEN
KENNETH R. JENSEN June 20, 2003

A signed original of this written statement required by Section 906 has been provided to the Plan and will be retained by the Plan and furnished to the Securities and Exchange Commission or its staff upon request.